Exhibit 99.1

News Release

Contacts:

Leslie S. Magee

Chief Financial Officer

225-298-5261

lmagee@he-equipment.com

Kevin S. Inda

Corporate Communications, Inc. (CCI)

941-792-1680

kevin.inda@cci-ir.com

H&E Equipment Services Reports Second Quarter 2015 Results and

Increases Quarterly Dividend by 10 Percent

BATON ROUGE, Louisiana — (July 30, 2015) — H&E Equipment Services, Inc. (NASDAQ: HEES) today announced results for the second quarter ended June 30, 2015 and that its Board of Directors declared a regular quarterly cash dividend of 27.5 cents per share of common stock, an increase of 10 percent from the first quarter.

SECOND QUARTER 2015 HIGHLIGHTS:

•	Revenues were $262.4 million versus $280.4 million a year ago.

•	Net income was $11.5 million in the second quarter compared to net income of $15.7 million a year ago. The effective income tax rate was 40.9% compared to 38.0% in the second quarter last year.

•	EBITDA increased 1.0% to $79.4 million from $78.7 million, yielding a margin of 30.3% of revenues compared to 28.1% of revenues a year ago. The net growth in EBITDA was driven by the rental segment while offset by year-over-year declines in the distribution business.

•	Rental revenues increased 9.9%, or $9.8 million, to $108.6 million due to fleet expansion. Average rental rates increased 0.9% compared to a year ago.

•	Gross margins were 32.9% versus 31.8% a year ago.

•	Average time utilization (based on original equipment cost) was 70.3% compared to 72.7% a year ago and 67.5% in the first quarter of 2015. Average time utilization (based on units available for rent) was 67.7% compared to 67.0% last year and 64.2% last quarter. Inclement weather and weakness in the oil and gas markets in the current quarter resulted in underutilization compared to historical spring trends.

•	Despite pressure in rates from inclement weather and the oil and gas markets, achieved positive year-over-year rental pricing in the second quarter. Average rental rates increased 0.9% compared to a year ago and were flat compared to the first quarter of this year.

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H&E Equipment Services Reports Second Quarter 2015 Results

July 30, 2015

•	Dollar utilization was 34.2% as compared to 36.3% a year ago reflecting lower time utilization.

•	Average rental fleet age at June 30, 2015 was 32.3 months, down from 32.5 months at the end of the last quarter and younger than the industry average age of 42.4 months.

John Engquist, H&E Equipment Services’ chief executive officer, said, “The extreme rainfall and subsequent flooding that occurred in May throughout the central United States had a significant impact on our operations as construction activity slowed significantly for nearly a month in many of our regions. Despite this unanticipated challenge and ongoing softness in the oil patch, rental revenues increased nearly 10% from a year ago. Most market indicators remain positive and we believe the recovery in the commercial construction markets will continue to accelerate throughout the remainder of this year and into 2016. Activity in June picked up significantly and this momentum is continuing into July. Increased commercial construction activity in other markets continues to offset the demand declines related to oil and gas. Overall, we are pleased with the trends in our rental business and overall momentum in the commercial construction markets as we head into the second half of this year.”

Engquist concluded, “Due to the unusually wet spring and ongoing softness in the oil and gas markets and the resulting delayed seasonal ramp, we are adjusting our annual guidance announced in our first quarter earnings release and conference call. For 2015, we now expect our revenues to range from $1.030 billion to $1.052 billion and EBITDA in the range of $319 million to $335 million.”

FINANCIAL DISCUSSION FOR SECOND QUARTER 2015:

Revenue

Total revenues decreased 6.4% to $262.4 million in the second quarter of 2015 from $280.4 million in the second quarter of 2014. Equipment rental revenues increased 9.9% to $108.6 million this quarter compared with $98.8 million in the second quarter of 2014. New equipment sales decreased 28.9% to $64.4 million from $90.6 million in the second quarter of 2014. Used equipment sales decreased 7.9% to $28.9 million compared to $31.4 million in the second quarter of 2014. Parts sales were $28.4 million in each of the three month periods ended June 30, 2015 and 2014. Service revenues decreased 2.1% to $15.8 million compared to $16.1 million a year ago.

Gross Profit

Gross profit decreased 3.0% to $86.4 million in the second quarter of 2015 from $89.1 million in the second quarter of 2014. Gross margin was 32.9% for the quarter ended June 30, 2015 compared to 31.8% for the quarter ended June 30, 2014.

On a segment basis, gross margin on rentals in the second quarter of 2015 was 46.7% compared to 48.4% in the second quarter of 2014 due primarily to lower time utilization and higher rental expense as a percentage of equipment rental revenues compared to a year ago. On average, rental rates increased 0.9% compared to the second quarter of 2014. Time utilization (based on OEC) was 70.3% in the second quarter of 2015 compared to 72.7% a year ago.

Gross margin on new equipment sales was 11.8% in the second quarter as compared to 12.3% in the second quarter a year ago primarily due to mix of new equipment sold. Gross margin on used equipment sales was 32.2% compared to 32.9% a year ago. Gross margin on the sale of rental fleet equipment, which was approximately 82.1% of used equipment sales for the second

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H&E Equipment Services Reports Second Quarter 2015 Results

July 30, 2015

quarter ended June 30, 2015 and 88.4% in the second quarter ended June 30, 2014, increased to 37.2% from 35.4% in the second quarter a year ago. Gross margin on parts sales decreased to 27.3% from 29.4% a year ago primarily due to revenue mix. Gross margin on service revenues increased to 67.3% from 64.2% in the prior year due primarily to revenue mix.

Rental Fleet

At the end of the second quarter of 2015, the original acquisition cost of the Company’s rental fleet was $1.3 billion, an increase of $164.3 million from $1.1 billion at the end of the second quarter of 2014 and an increase of $38.1 million from $1.2 billion at the end of 2014. Dollar utilization was 34.2% compared to 36.3% for the second quarter of 2014. Dollar returns decreased on lower physical utilization.

Selling, General and Administrative Expenses

SG&A expenses for the second quarter of 2015 were $54.4 million compared with $51.9 million last year, a $2.5 million, or 4.9%, increase. For the second quarter of 2015, SG&A expenses as a percentage of total revenues were 20.7% as compared to 18.5% a year ago.

Income from Operations

Income from operations for the second quarter of 2015 was $33.0 million, or 12.6% of revenues, compared with income from operations of $37.9 million, or 13.5% of revenues, a year ago.

Interest Expense

Interest expense for the second quarter of 2015 was $13.7 million compared to $12.9 million a year ago.

Net Income

Net income was $11.5 million, or $0.33 per diluted share, in the second quarter of 2015, compared to net income of $15.7 million, or $0.45 per diluted share, a year ago. The effective income tax rate in the second quarter of 2015 was 40.9% compared to 38.0% a year ago.

EBITDA

EBITDA for the second quarter of 2015 increased 1.0% to $79.4 million compared to $78.7 million a year ago. EBITDA, as a percentage of revenues, was 30.3% compared to 28.1% a year ago.

2015 Outlook

“We believe our business outlook remains positive due to the expected strength in the commercial construction markets,” said Engquist. “Due to the inclement weather during the second quarter and continued softness in the oil and gas markets and the resulting delayed seasonal ramp, we are adjusting our annual guidance announced in our first quarter earnings release and conference call,” Engquist concluded.

•	Revenue – The Company now expects 2015 revenue in the range of $1.030 billion to $1.052 billion.

•	EBITDA – The Company now expects 2015 EBITDA in the range of $319 million to $335 million.

The Company has no current intent to provide this type of guidance for periods beyond 2015.

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H&E Equipment Services Reports Second Quarter 2015 Results

July 30, 2015

Increased Dividend

In addition, the Board of Directors declared a regular quarterly cash dividend to be paid to its stockholders of 27.5 cents per share of common stock, an increase of 10% from the first quarter, to be paid on September 9, 2015 to stockholders of record as of the close of business on August 24, 2015.

Non-GAAP Financial Measures

This press release contains certain Non-GAAP measures (EBITDA). Please refer to our Current Report on Form 8-K for a description of these measures and our use of these measures. EBITDA, as calculated by the Company, is not necessarily comparable to similarly titled measures reported by other companies. Additionally, these Non-GAAP measures are not measurements of financial performance or liquidity under GAAP and should not be considered as alternatives to the Company’s other financial information determined under GAAP.

Additionally, we have not reconciled our EBITDA outlook for the full year 2015 to our net income outlook because we do not provide an outlook for, among other things, interest expense and provision for income taxes, which are reconciling items between net income and EBITDA. As certain items that would impact interest expense and provision for income taxes cannot be reasonably predicted, we are unable to provide such an outlook. Accordingly, reconciliation to net income outlook for the full year 2015 is not available without unreasonable effort. For a reconciliation of historical non-GAAP financial measures to the nearest comparable GAAP measures, see the Non-GAAP reconciliations included below in this press release.

Conference Call

The Company’s management will hold a conference call to discuss second quarter results today, July 30, 2015, at 10:00 a.m. (Eastern Time). To listen to the call, participants should dial 913-312-1475 approximately 10 minutes prior to the start of the call. A telephonic replay will be available after 1:00 p.m. (Eastern Time) on July 30, 2015, and will continue to be available through August 8, 2015, by dialing 719-457-0820 and entering confirmation code 2887928.

The live broadcast of the Company’s quarterly conference call will be available online at www.he-equipment.com on July 30, 2015, beginning at 10:00 a.m. (Eastern Time) and will continue to be available for 30 days. Related presentation materials will be posted to the “Investor Relations” section of the Company’s web site at www.he-equipment.com prior to the call. The presentation materials will be in Adobe Acrobat format.

About H&E Equipment Services, Inc.

The Company is one of the largest integrated equipment services companies in the United States with 71 full-service facilities throughout the West Coast, Intermountain, Southwest, Gulf Coast, Mid-Atlantic and Southeast regions of the United States. The Company is focused on heavy construction and industrial equipment and rents, sells and provides parts and service support for four core categories of specialized equipment: (1) hi-lift or aerial platform equipment; (2) cranes; (3) earthmoving equipment; and (4) industrial lift trucks. By providing equipment rental, sales, and on-site parts, repair and maintenance functions under one roof, the Company is a one-stop provider for its customers’ varied equipment needs. This full service approach provides the Company with multiple points of customer contact, enabling it to maintain a high quality rental fleet, as well as an effective distribution channel for fleet disposal and provides cross-selling opportunities among its new and used equipment sales, rental, parts sales and service operations.

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of the federal securities laws. Statements that are not historical facts, including statements about

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H&E Equipment Services Reports Second Quarter 2015 Results

July 30, 2015

our beliefs and expectations are forward-looking statements. Statements containing the words “may”, “could”, “would”, “should”, “believe”, “expect”, “anticipate”, “plan”, “estimate”, “target”, “project”, “intend” and similar expressions constitute forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following: (1) general economic conditions and construction and industrial activity in the markets where we operate in North America; (2) the pace of economic recovery in areas affecting our business (although we have experienced an upturn in our business activities from the most recent economic downturn and related decreases in construction and industrial activities, there is no certainty that this trend will continue; if the pace of the recovery slows or construction and industrial activities decline, our revenues and operating results may be severely affected); (3) the impact of conditions of the global credit markets and their effect on construction spending activity and the economy in general; (4) relationships with equipment suppliers; (5) increased maintenance and repair costs as we age our fleet and decreases in our equipment’s residual value; (6) our indebtedness; (7) the risks associated with the expansion of our business; (8) our possible inability to effectively integrate any businesses we acquire; (9) competitive pressures; (10) compliance with laws and regulations, including those relating to environmental matters and corporate governance matters; and (11) other factors discussed in our public filings, including the risk factors included in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. Investors, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

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H&E Equipment Services Reports Second Quarter 2015 Results

July 30, 2015

H&E EQUIPMENT SERVICES, INC.

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

(Amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues:
Equipment rentals	$108,628	$98,814	$210,017	$185,038
New equipment sales	64,376	90,581	108,913	160,128
Used equipment sales	28,932	31,397	54,002	60,742
Parts sales	28,347	28,371	55,432	54,173
Service revenues	15,769	16,102	30,725	29,750
Other	16,308	15,113	30,681	27,776

Total revenues	262,360	280,378	489,770	517,607

Cost of revenues:
Rental depreciation	40,214	35,449	80,158	68,447
Rental expense	17,701	15,581	33,312	29,805
New equipment sales	56,749	79,413	96,068	141,147
Used equipment sales	19,613	21,056	36,499	41,474
Parts sales	20,607	20,041	40,126	38,323
Service revenues	5,158	5,767	10,435	10,508
Other	15,914	14,003	30,428	26,051

Total cost of revenues	175,956	191,310	327,026	355,755

Gross profit	86,404	89,068	162,744	161,852

Selling, general, and administrative expenses	54,414	51,883	107,880	100,739
Gain on sales of property and equipment, net	972	757	1,430	1,420

Income from operations	32,962	37,942	56,294	62,533

Interest expense	(13,749)	(12,922)	(27,194)	(25,572)
Other income, net	228	344	582	650

Income before provision for income taxes	19,441	25,364	29,682	37,611

Provision for income taxes	7,961	9,638	12,116	14,449

Net income	$11,480	$15,726	$17,566	$23,162

NET INCOME PER SHARE
Basic – Net income per share	$0.33	$0.45	$0.50	$0.66

Basic – Weighted average number of common shares outstanding	35,238	35,111	35,232	35,110

Diluted – Net income per share	$0.33	$0.45	$0.50	$0.66

Diluted – Weighted average number of common shares outstanding	35,314	35,235	35,300	35,227

Dividends declared per common share	$0.25	$—	$0.50	$—

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H&E Equipment Services Reports Second Quarter 2015 Results

July 30, 2015

H&E EQUIPMENT SERVICES, INC.

SELECTED BALANCE SHEET DATA (unaudited)

(Amounts in thousands)

	June 30, 2015	December 31, 2014
Cash	$11,861	$15,861
Rental equipment, net	895,982	889,706
Total assets	1,357,203	1,358,804

Total debt (1)	889,123	892,018
Total liabilities	1,222,394	1,225,437
Stockholders’ equity	134,809	133,367
Total liabilities and stockholders’ equity	$1,357,203	$1,358,804

(1)	Total debt consists of the amounts outstanding on the senior secured credit facility, capital lease obligations and the aggregate amounts outstanding on the senior unsecured notes.

H&E EQUIPMENT SERVICES, INC.

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Amounts in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Net income	$11,480	$15,726	$17,566	$23,162
Interest expense	13,749	12,922	27,194	25,572
Provision for income taxes	7,961	9,638	12,116	14,449
Depreciation	46,245	40,387	91,812	78,165

EBITDA	$79,435	$78,673	$148,688	$141,348

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